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                                   EXHIBIT 99                    (WILLIAMS LOGO)

NEWS RELEASE

NYSE: WMB

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DATE:        May 16, 2003


                  WILLIAMS COMPLETES $1.045 BILLION TRANSACTION


         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has completed the sale of its Texas Gas Transmission pipeline to a subsidiary of Loews Corporation (NYSE:LTR) for approximately $1.045 billion, which includes approximately $795 million in cash and $250 million in existing Texas Gas debt.

         Following the sale, Williams' subsidiaries now wholly own and operate approximately 14,000 miles of interstate natural gas transmission pipeline, comprised of the Transco and Northwest Pipeline systems.

         The company also owns a 50-percent interest in the 581-mile Gulfstream pipeline. Overall, Williams now transports approximately 12 percent of the natural gas consumed in the United States.

          "A reshaped, revitalized Williams continues to emerge," said Steve Malcolm, chairman, president and chief executive officer. "Our ability to sign, seal and quickly deliver on asset sales is building more favorable liquidity for our company."

         The 5,800-mile Texas Gas pipeline system has the capacity to transport
2.8 billion cubic feet per day from the Gulf Coast, east Texas and north Louisiana to markets in the southern United States and upper Midwest.

         Approximately 650 Williams employees supported Texas Gas at the time the transaction closed. Nearly all of these individuals will remain employed with Texas Gas. Texas Gas has headquarters in Owensboro, Ky.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.


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CONTACT:     Chris Stockton
             Williams (media relations)
             (713) 215-2010

             Travis Campbell
             Williams (investor relations)
             (918) 573-2944

             Courtney Baugher
             Williams (investor relations)
             (918) 573-5768


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.